Exhibit 99.1
SXC HEALTH SOLUTIONS COMPLETES ACQUISITION OF NMHC
- SXC to provide details on outlook for combined entity during its Q1 2008 conference call on May 8 -
Lisle, Illinois, April 30, 2008 - SXC Health Solutions, Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), a leading provider of pharmacy benefits management services and National Medical Health Card Systems, Inc. (“NMHC”) (NASDAQ: NMHC), announce that the previously announced acquisition of NMHC by SXC has been completed. SXC completed the acquisition through an exchange offer and subsequent merger of NMHC with an indirect wholly-owned subsidiary of the Company. With the completion of the merger, NMHC is now part of informedRx, SXC’s Pharmacy Benefit Management services business unit.
“We are extremely pleased to have closed this transaction and to welcome NMHC employees, customers and shareholders into the SXC fold,” said Gordon S. Glenn, Chairman and CEO. “This is an exciting time for SXC as we seek to establish ourselves as The Strategic Solution for Pharmacy Spend Management™. The combined company has the unique mix of personnel and assets to achieve that goal: recognized leadership in healthcare IT; broad clinical expertise; formulary management, patient intervention and analytics; operational scale to increase our clout within the supply chain; a modern mail-order facility; and a strong specialty pharmacy offering. We look forward to reporting on the progress of our implementation and the outlook for the Company in the coming months.”
SXC will provide a financial outlook for the combined company along with details on upcoming integration milestones during its fiscal 2008 first quarter conference call at 8:30 a.m. ET on May 8, 2008.
As a result of the merger, outstanding shares of NMHC common stock not tendered in the exchange offer, other than shares held by SXC and by stockholders exercising dissenter’s rights, have been cancelled and converted into the right to receive (i) 0.217 of a common share of SXC and (ii) $7.70 in cash (the “Merger Consideration”). NMHC stockholders who did not tender their shares in the exchange offer will receive instructions explaining how to exchange each of their shares of NMHC common stock for the Merger Consideration.
Effective as of the close of trading on April 30, 2008, shares of NMHC common stock will no longer be traded on the NASDAQ Stock Market.
In connection with the transaction, Houlihan Lokey is acting as financial advisor to SXC, Healthcare Growth Partners as strategic advisor and Sidley Austin LLP is legal counsel. JP Morgan is advising NMHC and Bass, Berry & Sims PLC is legal counsel.
About SXC Health Solutions
SXC Health Solutions, Corp. (SXC) is a leading provider of pharmacy benefits management (PBM) services and healthcare IT solutions to the healthcare benefits management industry. The Company’s product offerings and solutions combine a wide range of software applications, application service provider (ASP) processing services and professional services, designed for many of the largest organizations in the pharmaceutical supply chain, such as Federal, provincial, and, state and local governments, pharmacy benefit managers, managed care organizations, retail pharmacy chains and other healthcare intermediaries. SXC is headquartered in Lisle, Illinois with 13 locations in the US and Canada. For more information please visit www.sxc.com.
For more information, please contact:

Jeff Park	Dave Mason	Susan Noonan
Chief Financial Officer	Investor Relations	Investor Relations — U.S.
SXC Health Solutions, Inc.	The Equicom Group Inc.	The SAN Group, LLC
Tel: (630) 577-3206	416-815-0700 ext. 237	(212) 966-3650
investors@sxc.com	dmason@equicomgroup.com	susan@sanoonan.com